UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a-101)

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Forward Industries, Inc.
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Investor Presentation

December 15, 2014

THE RIGHT STRATEGY & BOARD FOR REALIZING SHAREHOLDER VALUE

forward

Cautionary Note on Forward-Looking Statements

In addition to the historical information contained herein, this presentation contains certain "forward-looking statements" within the meaning of Federal securities laws that reflect the Company's current expectations and projections about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended September 30, 2014 for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Agenda

ABOUT FORWARD INDUSTRIES' BUSINESS

BOARD EXPERIENCE, ACCOMPLISHMENTS & STRATEGIC PLAN

REVIEW OF MR. WISE'S PROXY CAMPAIGN

SUMMARY

Steady Growth Under Current Management

A LOOK AT FORWARD INDUSTRIES

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About Forward Industries

Category leader in:
- Product design
- Manufacturing standards
- Fulfillment
- Fortune 500 customers

#1 manufacturer of cases used in blood glucose monitoring (diabetes) kits
- More than decade-long relationship with each of the 4 largest original equipment manufacturers (“OEMs”)

$33.4 million in FY2014 sales (91.3% organic growth since 1999)

60+ active OEMs

Approximately 30 million units shipped in 2014

Headquartered in West Palm Beach, FL

Publicly-traded on NASDAQ (Ticker: FORD)




FLOTATION CASE





Recent Milestones at Forward Industries

2006

Company announces a profit, followed by **losses for 6 straight years**.

2012

The current management team took over with the primary objective to grow the Company's business organically and through strategic acquisition.

2013

Achieved important milestones, including **growing sales to more than $30 million from $22 million** in fiscal 2011 and returning the Company to profitability.

2014

Management team and Board **pursued a transformative acquisition** that, if successful, could double revenue and quintuple EBITDA on a current pro forma per share basis.

In November, the Board and management team **communicated a clear and viable plan** for continuing to build shareholder value.

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Revenue Performance Over Past Decade


Revenue
Revenue from Motorola during height of RAZR craze
Current management team in place
$20.1
$7.2
$12.9
$51.9
$30.6
$21.3
$30.6
$15.1
$15.5
$22.2
$7.9
$14.3
$20.0
$1.4
$18.6
$17.4
$19.0
$22.8
$29.4
$30.9
$33.4
2004A
2005A
2006A
2007A
2008A
2009A
2010A
2011A
2012A
2013A
2014A
Growth:
6%
158%
(41%)
(28%)
(10%)
(13%)
9%
20%
29%
5%
8%

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Stock Performance Since 1995



Open 4.25
Close 4.25
Low 4.25
High 4.25
Vol 300
% Chg 6.25%
FORD 4.25
30.00
25.00
20.00
15.00
10.00
5.00
4.25
1.03
Jun 22, 1995
Jan 2, 1998
Jan 2, 2002
Jan 3, 2006
Jan 4, 2010
Jan 2, 2014
Linear

Today's Total Stock = 9,135,965

- 8,443,046 outstanding common stock *(includes unvested, voting restricted stock)*
- 692,919 common stock issuable upon conversion of preferred stock

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Fiscal 2014 Operating Results – *Compared to fiscal 2013*

- **Net sales increased 8% or $2.5 million:** $33.4 million
- **Gross profit increased 3% or $0.2 million:** $6.6 million
- **Sales and marketing expenses increased 28% or $0.6 million:** $2.8 million
- **General & admin expenses increased 10% or $0.3 million:** $3.8 million
- **Loss generated from operations:** $98K

Without expenses related to proxy contest and M&A initiative, Forward would have had its second year of profitability after six straight years of losses.

Absolutely Committed to Maximizing Shareholder Value

CURRENT BOARD OFFERS THE RIGHT STRATEGY, THE RIGHT PEOPLE, THE RIGHT EXPERTISE.

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Decades of Experience – *Forward's Board of Directors*

Frank LaGrange Johnson Chairman (47)	Director and Chairman of the Board since August 2010. Mr. Johnson founded LaGrange Capital Partners, L.P. ("LaGrange") in May 2000. LaGrange is a pure play, event-driven/special situations fund. Over the years, it has been honored by Bloomberg Markets Magazine, Barron's and GAIM for its exceptional performance. Prior to forming LaGrange, Mr. Johnson spent over a decade in the investment management industry at CoMac Partners, Chesapeake Partners and Perry Partners. He was also a management consultant for McKinsey & Company, where he advised banks, telecommunications, and energy firms. Mr. Johnson began his career in the restructuring group of Merrill Lynch's Investment Banking division. Mr. Johnson holds a BA from Brown University and an MBA from Columbia Business School, where he was elected to the Beta Gamma Sigma honor society. He served on the Board of Directors and Audit Committee of 1-800-Contacts for six years prior to its sale to WellPoint for approximately 9x the go-private purchase price of the equity. Mr. Johnson's distinguished career in the financial and consulting industries brings significant financial and operational leadership experience to the Board.
Robert M. Neal Director (47)	Director since December 2014. Mr. Neal founded Skellig Capital LLC, a long/short equity hedge fund, in May 2007 and has been portfolio manager since founding. Mr. Neal has 26 years of experience in the hedge fund, corporate finance and leveraged finance markets. Mr. Neal's 14 year corporate finance career included numerous completed transactions in mergers and acquisitions, public and private leveraged finance and private equity. Mr. Neal brings significant public and private market financial expertise to the Board.
John Chiste Director (58)	Director since February 2008. Mr. Chiste has been the Chief Financial Officer of Falcone Group, a privately held diversified portfolio of real estate companies, since 2005. From 1997 to 2005, Mr. Chiste was the Senior Vice President, Chief Financial Officer and Treasurer of Bluegreen Corporation, a publicly held developer and operator of timeshare resorts. With his experience as Chief Financial Officer of two companies, Mr. Chiste brings broad financial expertise to the Board.
Robert Garrett, Jr. Chief Executive Officer, Director (48)	Director since March 2012. Mr. Garrett has been the sole Chief Executive Officer since August 31, 2012 and served as Co-Chief Executive Officer from March 2012 through August 30, 2012. Mr. Garrett served as a consultant to Forward from October 2011 to February 2012 and as a director from February 2012 to April 2012. Prior to joining the Company, Mr. Garrett was the president of Arcadia Aviation, an aviation services company, from November 2005 to October 2011. Previously, Mr. Garrett managed the operational turnaround of the Excel Group, a consumer products company owned by Union Capital Corporation, a New York private equity firm. Before Union Capital, Mr. Garrett worked for Sony Corporation where he was the senior financial executive of a joint venture between Sony Corporation of America and Sony Pictures. Mr. Garrett brings significant management, operational and turnaround experience to the Board.
Joseph E. Mullin Director (41)	Director since October 2014. Mr. Mullin is the founder and partner of Joseph E. Mullin LLC, a firm that engages in advisory and restructuring consulting projects with equity participation, since 2010. Mr. Mullin currently serves as a Director of Currencio Limited, a peer-to-peer fintech foreign exchange network he founded and developed in 2013. From 2011 to 2012, Mr. Mullin served as the Chief Executive Officer of General Word Development LLC, a children's media business. Mr. Mullin served as a Director and member of the Mergers & Acquisitions Committee, Nominations and Corporate Governance Committee, Compensation Committee and as Chair of the Audit Committee of KIT Digital, Inc. from 2010 to 2012. Previously, Mr. Mullin was a Portfolio Manager and Senior Analyst at Millennium Global Investments, Ltd., an independent, privately-owned investment management firm, from 2007 to 2010. Mr. Mullin was a Research Analyst at WL Ross & Co. LLC, an asset management firm, from 2001 to 2007. Mr. Mullin began his career as a Financial Analyst in the Corporate Finance Department at Goldman Sachs. Mr. Mullin holds an A.B. degree from Harvard College.

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Highlights Under Current Team

- ✓ Grew sales to $33.4 million in FY2014 from $22.8 million in FY2011; an increase of 46%
- ✓ Expanded efforts to find the right transformative acquisition to improve shareholder value in a sector that leverages the skill set of our management and Board
- ✓ Reversed course on strategies that were no longer viable, including discontinuation of retail business
- ✓ Restructured our operations
- ✓ Increased efficiencies throughout the company
- ✓ Resolved legacy litigation issues
- ✓ Articulated a clear vision and strategy to create long term, sustainable shareholder value

Our Plan for Forward Industries

- As part of our fiduciary duty to shareholders, we always consider all strategic alternatives, including:
  - Reinvestment in organic growth
  - Non-organic growth through acquisition
  - An outright sale of the core case business

- We understand the organic growth challenges the Company faces:
  - Core case business is low margin with almost 100% market share
  - Historically, the market has not rewarded the company with a high multiple
  - Stock typically trades between $1.00 - $2.50 per share, currently sub-scale to remain public

- In 2014, the Board retained internationally-recognized financial advisers to help unlock shareholder value either through acquisition and/or sale.

Example 1: Delivering Shareholder Value Through Acquisition

- In 2014, Board and management worked tirelessly on negotiating a potential transaction that, if completed, would have helped diversify Forward's revenue base and substantially increase cash flow per share. It would:
  - Increase revenue to $60.0 million+ and EBITDA to $6.0 million+ in year one on a current pro forma basis
  - Improve pro forma operating cash flow from ~$0.12 to ~$0.35 / share
  - Offer opportunities for potential stock price improvement
- This deal would address our problem of low organic growth
- Mr. Wise's actions restricted our access to capital markets, impeding our efforts to execute this deal

FORWARD WAS WELL-POSITIONED TO DELIVER SUBSTANTIAL SHAREHOLDER VALUE UNTIL MR. WISE COMMENCED HIS DISRUPTIVE ELECTION CONTEST

Cash Flow Multiples Illustrate Implied Share Price with Deal on a Pro Forma Basis



$0.40
$0.35
$0.30
$0.25
$0.20
$0.15
$0.10
$0.05
$-
Pro forma Cash Flow Per Share
With Acquistion Target (pro forma)
Forward Industries



5
4
3
2
1
0
172% above current share price*
239% above current share price*
307% above current share price*
8x
10x
12x
Forward Industries
With Acquistion Target

*Forward's share price closed at $1.03 on Friday, December 12

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Example 2: Delivering Shareholder Value Through Sale

- Excluding extraordinary costs, Forward's core EBITDA is approximately $1.1 million (see page 26)
- Adjusted for public company and sourcing costs, EBITDA is $3.6 million
- Even if Forward's core business were to be sold for 4-6x EBITDA, we estimate such a transaction would imply a share price 131% to 207% above current share price


$4.0
$3.0
$2.0
$1.0
$0.0
$1.5
$1.0
$1.1
Sourcing Costs
Public Company Costs
Core EBITDA
Adjusted EBITDA
(in millions)


Potential Sale Values as a Multiple of Adjusted EBITDA
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
131% above current share price
169% above current share price
207% above current share price
4x
5x
6x

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Repeatedly declines to pay a full and fair price for Company

WE BELIEVE MR. WISE IS SEEKING TO TAKE CONTROL WITHOUT PAYING A PREMIUM TO SHAREHOLDERS

Motivations Behind & Impact of Mr. Wise's Proxy Campaign

Mr. Wise is not seeking a minority position on the Board; he is looking to replace the entire Board.

- This proxy campaign is Mr. Wise's **first attempt** to gain full Board representation as an activist shareholder
- It is **exceedingly rare** for a public company activist shareholder to replace an entire Board on a first attempt
- We believe Mr. Wise wants to **protect *and materially expand* his exclusive sourcing contract** at the expense of other shareholders
- We offered to enter into discussions to sell the Company to Mr. Wise at an appropriate premium—**he refused**
- Instead, **he expanded expensive and distracting litigation**, to the detriment of shareholders
- His frequent and public attacks have **interfered with the Company's ability to execute a transformative transaction** that would have generated substantial value for shareholders – saddling Forward with dead deal costs
- Even now, **Mr. Wise rejects all discussion around finding a positive solution for shareholders** by launching additional attacks

We question whether Mr. Wise's lucrative sourcing contract means more to him than working for the benefit of all shareholders.

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Mr. Wise Is a Threat to Shareholder Value

We do not believe Mr. Wise is working in the best interests of the Company and its shareholders.

- Significant shareholders have expressed serious concerns about Mr. Wise's position as both the Company's largest shareholder and the Company's largest vendor – **a clear conflict of interest**.
  - Sourcing contract pays Mr. Wise approximately **$1.5 million a year**, which exceeds the Company's EBITDA
  - Represents an effective annual dividend to him that **almost exceeds his investment in the Company**
- If Mr. Wise and his business partner Ms. Yu had their way during a recent renegotiation, their sourcing fees would have increased to **$2.8 million a year, capturing nearly all shareholder value for themselves**. At a 10x multiple, that would make the contract worth $28.0 million – **an amount that is roughly 3 times greater than Forward's equity**.
- If Mr. Wise is successful in electing his slate and his hand-picked designees follow his lead making Board decisions, subject to their fiduciary duties, **Mr. Wise would effectively control the company and do as he pleases on his sourcing contract.**

We Believe Mr. Wise is Unqualified to Choose a Director Slate

Mr. Wise demonstrates dubious qualifications for designating an entirely new director slate.

- Mr. Wise has **no public-company board experience** outside Forward.
- His **prior proposed nominee – Ms. Yu – acquired Forward stock while in possession of material non-public information** and was deemed by a majority of the Board to be unqualified to serve as a director.
- N. Scott Fine, one of Mr. Wise's nominees, served as a director of Central European Distribution Corp for more than a decade up until the company declared Chapter 11 bankruptcy (at which time he was Vice Chairman), **destroying all value to equity holders**. In connection with the bankruptcy, **Mr. Fine received an incentive bonus of $1 million in cash from the new successor entity**.
- Michael Luetkemeyer, another Wise nominee, was Chief Financial Officer of TranS1, Inc. from 2007-2010. Over the course of Luetkemeyer's tenure, **an investment in TranS1 would have declined by approximately 85%.**
- Nominee Eric Freitag has **no experience whatsoever managing public companies.** His only work experience disclosed in Mr. Wise's proxy statement is with an advertising agency and a consulting firm.
- The final nominee on Mr. Wise's slate, **Howard Morgan, is one of Mr. Wise's employees**. Mr. Morgan has no Board experience with public company outside of Forward.

Look at the Facts – Not the Rhetoric

FOR THE ANNUAL MEETING ON DECEMBER 30, WE URGE YOU TO RECOMMEND THE WHITE PROXY CARD.

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Keep the Turnaround on Track

The WHITE proxy card for our slate of nominees offers:

- ✓ **Commitment to all shareholders**
- ✓ **Clear and viable plan** for realizing shareholder value
- ✓ **Transformative opportunities** to diversify revenue base and bring Forward into sectors where the Board and management have deep operating experience
- ✓ **Experience** managing public companies and boards
- ✓ **Proven track record** of growth and diligent cost control under current management team

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Thank you for your time.

Additional Financial Information

APPENDIX

Consolidated Statements of Operations & Comprehensive Loss

	For the Fiscal Years Ended September 30, 2014	2013
Net sales	$ 33,359,918	$ 30,910,506
Cost of goods sold	26,805,193	24,533,154
Gross profit	6,554,725	6,377,352
Operating expenses		
Sales and marketing	2,805,643	2,187,315
General and administrative	3,847,759	3,484,222
Total operating expenses	6,653,402	5,671,537
(Loss) income from operations	(98,677)	705,815
Other (income) expense:		
Interest income	(33,916)	(4,626)
Loss on marketable securities, net	246,687	722,347
Loss (gain) on change in fair market value of warrant liabilities	136,258	(49,618)
Other expense, net	26,166	31,770
Total other expense, net	375,195	699,873
(Loss) income from continuing operations before income tax expense	(473,872)	5,942
Income tax expense	-	507
(Loss) income from continuing operations	(473,872)	5,435
Loss from discontinued operations, net of tax benefit of $0 and $(6,002), respectively	(326,034)	(212,321)
Net loss	(799,906)	(206,886)
Preferred stock dividends, accretion and beneficial conversion feature	(193,200)	(546,888)
Net loss applicable to common equity	$ (993,106)	$ (753,774)
Net loss	$ (799,906)	$ (206,886)
Other comprehensive income (loss):		
Change in unrealized gains on marketable securities, net of tax	-	23,744
Translation adjustments	40	(8,254)
Total other comprehensive income	40	15,490
Comprehensive loss	$ (799,866)	$ (191,396)
Net loss per basic and diluted common shares:		
Loss from continuing operations	$ (0.08)	$ (0.07)
Loss from discontinued operations	(0.04)	(0.02)
Net loss per share	$ (0.12)	$ (0.09)
Weighted average number of common and common equivalent shares outstanding		
Basic and diluted	8,186,926	8,111,226

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Consolidated Balance Sheets

	September 30, 2014	September 30, 2013
Assets		
Current assets:		
Cash and cash equivalents	$ 6,477,132	$ 6,616,995
Marketable securities	1,051,230	1,080,747
Accounts receivable	6,124,871	4,382,406
Inventories	2,374,837	2,050,710
Prepaid expenses and other current assets	401,510	390,153
Current assets of discontinued operations	39	339,382
Total current assets	16,429,619	14,860,393
Property and equipment, net	98,990	129,987
Other assets	40,962	40,493
Total Assets	$ 16,569,571	$ 15,030,873
Liabilities and shareholders' equity		
Current liabilities:		
Accounts payable	$ 666,630	$ 3,433,408
Due to Forward China	5,215,768	107,785
Accrued expenses and other current liabilities	548,515	1,195,560
Current liabilities of discontinued operations	3,396	25,438
Total current liabilities	6,434,309	4,762,191
Other liabilities	115,202	157,708
Total Liabilities	6,549,511	4,919,899
6% Senior convertible preferred stock, par value $0.01 per share; 1,500,000 shares authorized; 648,846 shares issued and outstanding (aggregate liquidation value of $1,275,000 as of September 30, 2014 and 2013)	833,365	716,664
Commitments and contingencies		
Shareholders' equity:		
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; 2,400,000 undesignated:		
Series A participating preferred stock, par value $0.01; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 9,159,796 and 9,190,467 shares issued, plus 8,453,386 and 8,484,057 shares outstanding, at September 30, 2014 and 2013, respectively	91,598	91,905
Additional paid-in capital	18,747,371	17,961,613
Treasury stock, 706,410 shares at cost	(1,260,057)	(1,260,057)
Accumulated deficit	(8,371,806)	(7,378,700)
Accumulated other comprehensive loss	(20,411)	(20,451)
Total shareholders' equity	9,186,695	9,394,310
Total liabilities and shareholders' equity	$ 16,569,571	$ 15,030,873

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Reconciliation of Adjusted EBITDA to GAAP (Loss) Income from Ops

	For Fiscal Year Ended 2014
Net sales	$ 33,359,918
Cost of goods sold	26,805,193
Gross profit	6,554,725
Operating expenses	
Sales and marketing	2,805,643
General and administrative	3,847,759
Total operating expenses	6,653,402
(Loss) income from operations	**(98,677)**
EBITDA (income operations adding back non cash items)	
Add: Share based Comp	185,520
Add: Depreciation	64,485
Total - Addbacks	250,005
EBITDA	**151,328**
Extraordinary Charges Incurred during 2014	
Proxy campaign/lawsuits	710,992
M&A	278,938
Financing/EPS Valuation	98,585
Advanced Discovery settlement	70,000
Negotiated credit - Legal	(255,000)
Total - Extraordinary Charges	903,515
Adjusted EBITDA	**$ 1,054,843**

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